Exhibit 99.1
Unity Announces Fourth Quarter and Full Year 2022 Financial Results
Company delivered $1.39B in revenue in 2022, up 25% year-over-year and exceeding guidance
February 22, 2023 - SAN FRANCISCO, CA - Unity Software Inc. (NYSE: U), the world’s leading platform for creating and growing real-time 3D (RT3D) content, today announced fourth quarter 2022 revenue of $451 million, which is up 43% from the same period in 2021 and ahead of guidance. Additionally, the company announced full-year 2022 revenue of $1.39 billion, a growth of 25% year-over-year. The company also released a Shareholder Letter with detailed financial information available at investors.unity.com.
Key highlights include:
•Record revenue of $1.39B in full-year 2022
•Q4 2022 is first profitable quarter as a public company (on a non-gaap basis)
•Exceeded revenue guidance in Q4 2022
Webcast and Conference Details
Unity will host a webcast today at 2:00 p.m. PT/5:00 p.m. ET, during which management will discuss fourth quarter and financial year 2022 results and provide commentary on business performance in a question-and-answer session. The webcast can be accessed at investors.unity.com. A replay of the webcast will also be available on the Investor Relations website.
About Unity Software Inc. (Unity)
Unity is the world’s leading platform for content creators of all sizes to successfully realize their vision. Our comprehensive set of software solutions supports them through the entire development lifecycle as they build, run, and grow immersive, real-time 2D and 3D content for mobile phones, tablets, PCs, consoles, and augmented and virtual reality devices. For more information, visit unity.com.
Unity uses its website (investors.unity.com), filings with the SEC, press releases, public conference calls, and public webcasts as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This publication contains “forward-looking statements,” as that term is defined under federal securities laws, including, in particular, statements about Unity's plans, strategies and objectives. The words “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Further information on these and additional risks that could affect Unity’s results is included in our filings with the Securities and Exchange Commission (SEC) which are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this publication except as required by law.
Investor Relations:
Richard Davis
ir@unity3d.com

Media Relations:
Ryan M. Wallace
ryan.wallace@unity3d.com
Source: Unity
2